Exhibit 99.2

Transcript of
Westmoreland Coal Co. (WLB)
Investor Conference Call
March 01, 2012

Participants
Keith Alessi, President & Chief Executive Officer
Doug Kathol, Executive Vice President
Kevin Paprzycki, Chief Financial Officer
Jen Grafton, General Counsel

Presentation

Operator
Good morning ladies and gentlemen and welcome to Westmoreland Coal Company’s Investor conference call.  At this time, all telephone participants are in a listen-only mode.  Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone.  Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call.  If anyone needs operator assistance any time during the conference, please press the * followed by the 0 on your telephone keypad.  As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland Website, through March 15th, 2012.

Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions, because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and change in circumstances that are difficult to predict.  The company’s actual results may differ materially from the results discussed in any such forward-looking statements.  For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s form 10K for fiscal year 2011 to be filed with the Securities and Exchange Commission on or about March 12th, 2012.  Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.  Mr. Keith E. Alessi, President and Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks.  Thank you Mr. Alessi, please begin.

Keith Alessi – Westmoreland Coal Company – President & CEO
Good morning and thank you.  This is Keith Alessi.  I am calling in this morning from Kemmerer, Wyoming.  On the phone also we have Kevin Paprzycki, our CFO, Doug Kathol,

our EVP and Jen Grafton, our GC.  They are in the corporate headquarters back in Denver.

I am going to talk this morning about the results for the quarter and the year.  Talk a little bit about our business model, general market conditions and then clearly we will talk about the recent Kemmerer acquisition and how we see that going.  As we have been talking all year it has been a highly unusual year at Westmoreland, primarily due to a number of weather events that occurred at our customer’s facilities early in the year, the snow pack in the Cascades and what not that we have been chatting about throughout the first three quarters.  We moved into Q4 and we saw an additional item, many of you have read about the fact that the SherCo facility in Minnesota had a planned outage, when they were coming back up out of the outage they experienced a fire which resulted in the closing of the facility pending repairs.  That occurred in November and as we mentioned in the press release this morning the impact of that will be felt in Q4.  It was felt initially in Q4 and the remainder of the that will be felt in Q1.  We are self insured on that risk for the first $2 million so there is lost profits for $2 million in those two quarters that we absorb and then past that there is a business interruption claim that will be kicking in.

Q4 largely played out the way we thought it would with one exception and that is the annual actuarial valuations that come in when we do our year end audits.  There is always a bit of a drum role and they come out with their actuarial assumptions.  The charges related to those actuarial reviews this year were about $4 million.  Kevin will talk a little bit about how that all works.  You have heard us talk many times about the fact that we have been in a declining interest rate environment and while that does not come through the P&L, it certainly comes through our OCI area and the equity section and we have been in a long slide in interest rates which have raised liabilities that are present valued and it flows through that OCI section.  The two charges we took in Q4 related to black lung and to the medical.  The black lung one was one we are waiting to see what a number would be.  There has been a lot of activity in that area due to some change in legislation.  The other area there of course was the post retirement medical, one that surprised us a bit actually because we had been running lower cash than we had projected so it was a bit of a surprise when they really went through the detailed database and saw some trends in some age groups that resulted in them adjusting slightly that liability in the resulting flow through the P&L.  When I look at the year, if you recall 2010 was a record year for the company in both operating income and EBITDA.  With all the things that went on this year we still came in about 10% below that on EBITDA line and I consider that to be validation of the business model we have talked about quite a bit over the past period of time which is, we operate within a band of incomes with a floor below us and a ceiling above us and clearly we saw where the floor helped us out this year.  That said I would really point out the fact that particularly at our Colstrip operation, management did an extraordinarily good job at controlling costs despite the fact that that facility was impacted by severe hydro conditions, we were able to keep the customer’s cost of coal on a per tone basis right in line with what we thought it would be.  So they were able to trim costs aggressively to get those kinds of results.  Of course we did not get the anticipated profit we would have gotten had we sold those tons.  So I really look at it as validation of our business model.

Speaking of the business model I really want to turn my comments now to the general market conditions.  Just as recently as this week we have seen where some of the big Eastern coal producers have cut back on production primarily in the thermal market which is, of course, the market that we operate in.  Much has been made about the large bubble of natural gas that is sitting there right now due to the mild weather conditions throughout most of the Eastern United States, that has driven gas prices down to historical lows and this has really had an impact on the East Coast operators where there is a lot of gas capacity and where this bubble really exists.  Interestingly this really is not, and we don’t anticipate it having any major impacts on our base business due to the very low costs of coal that we provide to our power plants that we service in the West.  This gas bubble is more of an Eastern occurrence and as a result I really like the position that our business model places us into.  As we look out over 2012, and I’m knocking on wood as I’m saying this, we see the snow pack is returned to more normal levels so we don’t anticipate that kind of an impact on us this year.  There was associated flooding with that last year and of course, if you don’t get the high snow levels you wouldn’t anticipate that that would occur and clearly the business interruption claim at SherCo will be kicking in here during Q1 so we do not see that as a disruption to our business.  We sat down really twice over the last two years with our board of directors and talked about the strategic plan for this company and clearly we have been geared towards creating value over the long term and it was very clear to everyone that the way we are going to create value here is not only to execute the business model we currently have and the mines we have but we had to grow the business and that led us to looking across the landscape for other mine mouth operations that looked similar to the operations we ran.  We were very fortunate to have emerged as the winning bidder on the Kemmerer facility.  Late last year we announced that.  We closed on that transaction on January 31st on time.  We got it across the finish line and I can only describe our early impressions of the Kemmerer acquisition as nothing but positive.  We have started right out of blocks very productive, very safe, volume has been up a little above what we would have projected it to be, we see incredible opportunities there, the work force has been extremely open and positive.  Management at the mine has been open and positive. We think we got an extraordinarily good value on this acquisition.  It fits very nicely into what we do already.

I would point the..., I noticed in the news just this morning that Peabody, a subsidiary of Peabody, it actually bid on a large block of PRB coal with a bonus bid of $0.95 a ton that was rejected by the Federal Government as not being “market value.”  We talked quite a bit when we were out on the road financing the Kemmerer transaction that the recent arch bonus bid of a $1.35 a ton out west represented a new high.  That means if you look at the 119 million tons we picked up at Kemmerer we believe we got great value in this acquisition not only in the value of those reserves but of course in the value of the contracts and the value of the assets in place there so we see a very smooth transition at Kemmerer.  Management worked diligently, we got them up on to our systems very quickly in terms of payroll and those sorts of things, we’re still transitioning accounting systems.  Operationally there has not even been a blip.  It was as seamless a takeover as I have seen and we’re very excited about the opportunity there and I’m happy of course when we get to the comments section to talk more about that if you would like.  Last but not least, I would point out that we’re having this call about two weeks earlier than we historically have had it.  If you recall we normally release earnings at the same time we are filing the 10K.  Kevin and the folks in finance have worked very diligently to move up our closings and to get the auditors in early to sign off on earnings releases to bring us more in line to where the rest of the sector is in terms of the timing and when we release earnings.  And as was mentioned in the early comments we expect to file with K about March 12th.  Kevin before we open up for general comments if you could just maybe put a little more color on how these actuarial assumptions are calculated and when they’re done and how they impacted Q4.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Sure, there’s really two different types of the actuarial liabilities we have on our books.  Our post retirement medical liability and our pension liability are both accounted for on an accrual basis and with the decrease in interest rate and some medical assumption changes, those liabilities increased by a combined $60 million and that adjustment flows through reducing our shareholders’ equity.

The other type of liability is one as Keith mentioned is our black lung and workers comp liability. Those are accounted for on a mark to market basis and so the increase in liability resulted in a $4 million P&L charge in Q4, which impacted our profit and that also reduced our EBITDA.  So in our EBITDA number we have a non cash $4 million reduction.  The key point out of all of this is though despite these liabilities increasing, our cash flows for all these liabilities were significantly reduced in 2011.

Keith Alessi – Westmoreland Coal Company – President & CEO
It’s important to point out if and when we get to an environment with increasing interest rates most of those OCI charges reverse back out the other way and that’s why they flow through OCI rather than through the P&L that’s the way accountants, the accounting pronouncements dictate it.  So with that as set up we’ll open it up to the moderator here, if you could open up the lines for any questions that these folks might have.

Operator
Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  One moment please while we poll for questions.  Our first question is from Paul Denley.

<Q>:  Hi Keith.

Keith Alessi – Westmoreland Coal Company – President & CEO
Hi Paul.

<Q>:  I just want to give you all some kudos on what you’ve done with this company in the last four or five years and I just wanted to let you know I have been a shareholder for almost 20 years and own almost a half million shares of stock so I’m in it for the long-term and I’ve been very pleased with what you’ve all done recently.  You did a great job at reducing the heritage cost and refinancing all the debt and streamlining operations and so on which you’ve stated and of course all the problems we ran into last year.  But in reading this acquisition with Kemmerer it seemed like when S&P came out and rated the bonds that it was a huge deal the way I read it that the EBITDA could be almost $8.00 a share, I’m not sure if you could elaborate on that or what that really means as to the profit of this company or even a little but more about what this means.  But in a big picture, I guess I’m kind of curious what management is to do or thinking about doing as far as raising the visibility of this company.  You know we really don’t have any analysts following it, I think we’ve got a great little company here but it seems like it’s still pretty tightly held and we don’t get much credit on the street for what we’ve done.

Keith Alessi – Westmoreland Coal Company – President & CEO
Paul first of all thanks for you’re opening comments, we truly appreciate it.  It’s been a lot of hard of work, it’s lead to getting us to this point.  Specifically let me address S&P and let me also address the visibility of the company as well as the Kemmerer acquisition.  The EBITDA numbers if you gleam through the reports it’s really more in the $40 million range is where we saw this normalizing.  Even at that, when you look at the net acquisition costs we thought that was a pretty favorable multiple.  S&P gave us a minor bump on the bonds, I think it’s real important to point out that the rating on the bonds has largely been driven by the structural aspects of those bonds.  The bonds are secured but they are secured by, at this point, the assets of ROVA, Kemmerer and WRI.  The base of the business is in the WML subsidiary and the bond holders do not have direct collateral positions in that.  They have collateral in the cash flows that come out of the WML subsidiary.  We had looked at refinancing the WML debt out putting all this under the bonds because I think of you looked at the company and if the bonds were collateralized across all the assets of the company we would have rated higher than the rating that we got.  But it’s the structural issue that leads to the rating that they currently are at.  The reason we did not refinance the WML debt out is the breakage costs were in the high $20 million range so we think ultimately the plan on the financing side the way to drive the borrowing costs of this company down is to clear that WML debt out at some point when breakage costs are acceptable or digestible and that will be as we amortize that debt off.

As far as the visibility, I’ve been very hesitant and I’ve been very candid about this.  I was very hesitant to try to raise the profile prior to getting what I considered getting the fix in.  We’ve now put up eight straight quarters demonstrating what the real base business can produce and so I think we’re probably at that point where we can start talking more to the market about not only what we’ve done but where we’re going.  We think that the Kemmerer acquisition particularly, if we handle it well, which I’m very confident that we’ll do, really starts telling a growth story for the equity market.  We think we’ve added a pretty good story to the bond market, but less of a story if you will to the equity market because the equity market’s value growth and until we really got to a position where we could show that we could grow and do so successfully I wasn’t sure that the table was properly set and we’ve been very candid that we are interested in acquiring other operations that would look like Kemmerer.  Mine mouth operations, long term contracts with good customers with low cost advantages in the network on the grid that they’re in.  And so we’ll continue to pursue those kinds of opportunities as they present themselves.  But Paul you’re absolutely spot on in talking about the need to raise the profile.  I think we’re at that point and I think during 2012 you will see us take proactive steps.  We get opportunities to speak at investor conferences. We’ll certainly work with our partners at Gleacher to chat about who, you know some targeted people to talk about the equity with would be, with an anticipation that only would we tell the story but perhaps look at maybe a more permanent fix to the balance sheet by equitizing it at more value, at better economics than we’re looking today.  I don’t think I’m seller of stock today at $11 but certainly as the story unfolds and as we get recognition for that there might be an opportunity there also.

<Q>:  And that’s great because you know we’re just.  I think all the shareholders would like to see this thing in a much more liquid market and a much more fair value as to what the company’s sort of trading at.

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah, Amen.  And you know it’s interesting to point out that during 2011, 11 was a bad year for coal stocks.  We were one of only two coal stocks for the year that ended up on positive territory albeit a modest number but a lot of these stocks were down 30, 40% if you look at some of them.  You’ll see some of them trading at less than half of their 52 week high.

<Q>:  But the one thing you need to point out is and I think you do this at the conferences and obviously you understand it is that we are so much different than a Peabody or Arch.

Keith Alessi – Westmoreland Coal Company – President & CEO
No question. Yeah and I think that, I think that now that we’ve rolled out these eight quarters and we, you know I fully anticipate will continue to roll out quarters in 12 we can start really drawing that distinction between ourselves and the commodity based folks or the people who have high concentrations in high cost eastern reserves or high transportation situations.  One thing that resonated with bond holders in the most recent road show we did to finance the Kemmerer transaction was just that dynamic.  They got it and they understood it and you know that appealed to them. Now we have to make that same story to the equity market but I think really you have to tag a growth story on to it.  It can’t just be that we generate cash and we can pay down our debt it’s got to be we can replicate this across multiple platforms.  And I really look at Kemmerer as the place where we can demonstrate our ability to walk in, leverage our very low overhead corporate structure to our advantage.

<Q>:  Right, thanks again.

Keith Alessi – Westmoreland Coal Company – President & CEO
Thanks Paul.

Operator
Thank you.  Our next question is from Brian Taddeo of Gleacher & Company.

Keith Alessi – Westmoreland Coal Company – President & CEO
Hey Brian.

<Q>:  Hey, good morning everybody.  A couple of quick questions.  First, can you give us an update if there’s anything new, what’s going on with SherCo?  Anything with that plant and kind of associated with that have you had any success sewing up some of the tonnage and marketing that tonnage with other customers?  Are you making any inroads with any new customers for that coal?

Keith Alessi – Westmoreland Coal Company – CEO
The SherCo situation is kind of a day to day, we get different types of information.  The most recent and I can’t call it hard fact, people are talking about it potentially being a fourth quarter event in this year.  That’s not a hard date.  As you know we’ve got about a $75 million business interruption policy that covers this, the burn rate on this thing is probably about a 1.5 million a month so we don’t see it as any issue.  I mean the thing could be out of business for five years before we’d ever tap into the ceiling of the BI so that’s not an issue for us.  As far as the additional tons we’ve moved a couple of incremental hundred thousand incremental tons over the lakes to Consumer’s Power. We’re bidding on a number of other opportunities.  The problem right now is that there is just a glut of coal particularly to the mid west and to the east and so some of the opportunities to lay off some of those incremental tons have probably been absorbed by the market in general.  A lot of utilities are pushing coal back to the eastern suppliers so I’m not overly optimistic about the ability to move that.  I probably was more optimistic about the opportunity that moving into the winter before we saw how it played out.  That said, we will do everything we can to try to move incremental tons at favorable numbers because although we are covered under a business interruption claim it really sets the table for us to potentially enter some new markets at low numbers to get them to try our coal.  We will be building out the Western Y this year.  We do have, by the way, a test burn to the west that could develop into some interesting tonnage.  There is a test burn into the north, actually north central, that we think could lead to some tons but I don’t anticipate 12 will be the year in which we’ll see a lot of tons coming out of there.

<Q>:  Yeah sure.  And then any other, with regard to the Indian tax credit and the Coyote situation, the contract negotiations.  Is there anything new on either of those two funds at this point?

Keith Alessi – Westmoreland Coal Company – President & CEO
Well we continue to work with the tribe and other tribes working in DC to extend the credit. There is an Indian energy bill working its way through congress, we think this will probably be part of that.  Our preference of course would be to make it permanent but we think that if it doesn’t get made permanent that there is probably an extension to be had later this year.  As far the Coyote situation that still remains open, there’s no movement one way or the other on that so we just continue doing a good job for the customer and talking to them about how we should enter into a new deal come 16.

<Q>:  Okay.  Then just two quick ones for Kevin real quick.  First given the, you mentioned the extension of the Western Y.  What’s your CAPEX looking like this year?  Do you have a have a budget number of 2012 CAPEX you know including Kemmerer?

Kevin Paprzycki – Westmoreland Coal Company – CFO
It’s still running about $1.00 per ton and so we think it’s probably going to be somewhere in the $24 or $25 million level for 2012.

<Q>:  And then just one other final one there.  With regards to the $4 million black lung workers comp charge this quarter, as we look into 12, should we still expect heritage costs, etc. to be cash EBITDA or the cash costs to be in the $15 or $16 million range?  Is that where that should shake out again?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yes.

<Q>:  Okay, perfect.  Thanks a lot for the info.

Operator
Thank you.  Our next question is from Bob Clutterbuck of Clutterbuck Funds.

Keith Alessi – Westmoreland Coal Company – CEO
Morning Bob.

<Q>:  Hi, how are you?  It sounds as if the Kemmerer acquisition is going very well.  Can you walk us through as far as kind of going forward for your future expectations there and then also if you plan on your looking at other possible acquisitions?

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah as far as Kemmerer goes as we talked about when we did the acquisition.  The tonnage there is contracted out to the power plant across the street as well as to a variety of industrial accounts mostly the Trona patch and those contracts have been signed by Chevron prior to us closing on the deal so we’ve got a fair amount of visibility there over the next 5-7 years.  Some of those contracts then get re-priced or renegotiated at that point in time.  So our assumption right along has been that an average EBITDA level that, that would be in the 40s.  As far as other acquisitions go, it’s of course a function of what’s available and what makes sense and what you could get at a number that made sense.  There are a number of opportunities out there.  I wouldn’t describe any of them as being red hot at this point.  We have had conversations with some folks but these are largely assets that are embedded in larger organizations who move at a slower pace perhaps than we would want.  Hopefully during 12 we would be in a position to find one but we’d only do it if we felt we could A, digest it and B, acquire it at a number that made sense for us and that we could handle from a financial standpoint.

<Q>:  Great.  Then also another question.  How much of total 2012 coal is contracted out?

Keith Alessi – Westmoreland Coal Company – President & CEO
Kevin it’s the bulk right?

Kevin Paprzycki – Westmoreland Coal Company – CFO
It’s almost all.  But I mean I think there’s probably less than 5% in the open market so everything is under contract for 12.

<Q>:  Great.  Okay, thank you.

Operator
Thank you.  Our next question is from Alan Jacobs from a private company.

Keith Alessi – Westmoreland Coal Company – President & CEO
Hey Alan.

<Q>:  Hey guys, how are you doing?

Keith Alessi – Westmoreland Coal Company – President & CEO
Good.

<Q>:  Good.  Question going back to, I have a couple of questions of course but going back to the subject of what’s happening in the macro picture out there.  I read Cloud’s report and what stuck out to me on Cloud is they laid it out in 10 pages or whatever, but there in the Powder River I guess, they’re our closest competitor if we have such a thing and they really are harping on you know what they’re doing in terms of export, that they’ve exported over 4 million tons which is probably about 4% of what they do and you know looking to further that and really talking about that opportunity because I guess the Asian customers are paying more than the utilities.  So in that regard I know in the past we have not had sort of the proper coal for export but it seems like things are coming around our way a little bit with that an I am wondering with Kemmerer do we have the ability or the type of coal to carve out some export coal and I know we don’t have port capacity.  Then the followup to that question is if we don’t have any of these going for us at some point whether in the future do you think there is again a vacuum created because people are not, it seems like, looking to go to the utilities and that’s kind of what we do.

Keith Alessi – Westmoreland Coal Company – President & CEO
Alan you’re right on again in your observations on the export market.  Port capacity is the constraint, I mean there’s barely a day that doesn’t go by that we don’t get a call in you know from somebody representing that they represent an Asian buyer and we always have the same conversation.  We’re happy to sell you the coal, here’s the price, figure out how to get it out of here.  You know everybody bumps up against the same issue which is port capacity.  For a large part of 2010 and 2011 one would have argued also it would have been rail capacity but I think that if you read what’s going on out there now the railroads are all of a sudden faced with having to park trains because some of the movements have slowed down.  So I don’t think it’s going to be a rail issue, it’s going to be a port issue.  The environmentalists have made it very difficult to look at expanding port capacity on the west coast.  People are looking down to Mexico and up to Canada, there’s not a lot of extra capacity up there.  People like Walter Energy control their own port up in Canada so they’re going to clearly use it for their own purposes and it'll be met coal.

The vacuum you talk about is the more likely by product for us long-term.  I don’t see us being a major exporter but it might improve our pricing long-term.

<Q>:  Just as a follow up speaking of, the question was asked before if you’re looking at any deals and what that kind of means, I mean I read Occidental Petroleum for instances the CEO says he doesn’t look at a deal unless he can make 20% conservatively and obviously they make quite a bit more than that on most deals.  Now the fact is that we just paid 10½% for our money at a 5% discount so basically in effect it looks to me that we paid somewhere above 11% in effect and this is a complicated question but what metric would you look at or what do you look at, what type of return do you need based on the fact that things go wrong in this industry as we’ve seen and that you pay a lot of money for your money, what kind of metric to do you need to do a deal?

Keith Alessi – Westmoreland Coal Company – CEO
Well we look at cash on cash returns of course, not on accounting returns.  And you know we look at something with a three in front of it.  I would look for 30+% returns and now you might say well jeez who are you gonna get those kinds of returns.  I think you get those kinds of returns the following way.  When acquiring mines, particularly if you acquire them subject to assumptional liabilities like we did at Kemmerer where many of those are long-term liabilities that essentially don’t have any cash service associated with them over the next decade.  You know if it’s reclamation liabilities or post retirement liabilities that are far out to the future you can find situations where you can 30+% returns.  As I indicated in my opening comments certainly the hope would be to drive borrowing costs down over time.  I think our borrowing costs are a function of our history more than where we are today.  So I think there are opportunities out there in the 30% kind of ROI cash on cash.

<Q>:  That sounds pretty good to me.  I mean as a follow up to something you mentioned earlier in terms of the equity side of the story in terms of you need the growth, that it’s not just paying down debt, I think at this point if I’m not wrong we’re going to be paying over $40 million in interest so [INAUDIBLE] pay that down, we pay very high rates of interest I mean you might reduce interest expense by, I don’t know, $3-5 million a year.  I mean to me on the equity side that’s a pretty good equity story.

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah it is, I wouldn’t argue against that but again it takes time for people to see that happening to buy into that story.  With these bonds that we’ve placed you know they don’t amortize.  It’s a balloon type situation so if you look out our cash flows you’d expect the company to pile up cash that would lead to a net debt number and under the terms of our bond agreements we have the ability to go in the market and bring it back.  If we were to sell an asset we have the ability to go in and bring some of it back.  We certainly have the ability downstairs at WML to retire some of that debt and I mean deleveraging this business is a priority.  I would like to see us get down in the two times EBITDA range on debt and we can get there over the next, I think 24-30 months on the trajectory we’re on.  So that’s certainly part of an equity story.

<Q>:  Yeah and just the last piece is, I know you’ve mentioned ROVA as a beach front property that is not core to what we do, is there any update on that?

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah we continue to have conversation there.  I think we’re probably in as good a position as we’ve ever been to monetize that asset given market conditions, give eastern coal prices, given just the market in general for well scrubbed plants.  It’s a priority for me to see that completed.  Will that happen in 12?  I think we’re going to have total visibility by the year end as to what the opportunity there is going to be.  Either we will have something done or we will know what we can do with the asset.  All the parties involved have been having meaningful conversation around it and it’s just a function now of exploring a number of those alternatives to see if in fact they can get done.

<Q>:  Good enough, thank you.

Operator
Thank you.  Our next question is from Josh Weinstein of H.I.G WhiteHorse.

Keith Alessi – Westmoreland Coal Company – President & CEO
Hey Josh.

<Q>:  Hey guys, I just have a follow up to the last question with regards to the debt that you have on the balance sheet right now.  You talk about generating cash and building cash but you do have some pretty heavy amortization on the WML debt, right?

Keith Alessi – Westmoreland Coal Company – President & CEO
It’s about $18 million.

<Q>:  Yeah so a decent amount of the cash flow you’re generating is going to go to debt pay down.

Keith Alessi – Westmoreland Coal Company – President & CEO
Well you’ve got that 18, you’ve got about 40ish in interest and then about 25 in CAPEX.

<Q>:  Right.  Okay.  So obviously there’s some incremental cash flow there.

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah.

<Q>:  Can you just run the callability of that WML debt?  I mean you talked about the reason why you didn’t take it out, you haven’t taken it out because of the make-whole provision.

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah it’s a private placement make-whole and so it’s based on where treasuries are as where of course the big nut comes from.  When we looked at it a year ago when we did the first bond deal last February the number was close to $30 million.  With the year passing amortization taking place that number was in the mid 20s and of course every dollar and every day that goes by it comes down.  I don’t know what’s going to happen with treasuries I’ve been wrong about it for three years straight now but at some point it gets digestible is my take on things.

<Q>:  Okay so there’s no date, `call date?

Keith Alessi – Westmoreland Coal Company – President & CEO
No it’s just a fully amortizing note, it comes off in Kevin is it 17 or 18 that that’s done?

Kevin Paprzycki – Westmoreland Coal Company – CFO
It’s 2018 and actually the 2012 amortization is only $14 million and in 2013 it steps up to the $18 million.  But it’s actually only $14 this year.

Keith Alessi – Westmoreland Coal Company – President & CEO
But we pay into the debt reserve ahead of time.  You know you’re always paying up for the next quarter so it’s 14 going to 18.

<Q>:  Okay.  Then I think you’ve done this in the past, could you quantify on a year over year basis or just kind off of a base year what the hydro impact was on EBITDA?

Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah we think that the hydro impact was something north of $6 million.

<Q>:  Okay.

Keith Alessi – Westmoreland Coal Company – President & CEO
It’s hard to pin down exactly because you know that there were those reductions over what historically had been done but our guys did such a good job trimming costs that we think its in that range.

<Q>:  Okay.

Keith Alessi – Westmoreland Coal Company – President & CEO
But I couldn’t swear to that.

<Q>:  And that’s 11 versus 10?

Keith Alessi – Westmoreland Coal Company – President & CEO
That’s correct.

<Q>:  That’s the year over year basis.  And then the expectation is that 12 would be a weaker hydro year than 10 right?

Keith Alessi – Westmoreland Coal Company – President & CEO
Well it will probably be more like 10.

<Q>:  More like 10.

Keith Alessi – Westmoreland Coal Company – President & CEO
It would be returning back to what we would consider to be a normal level.

<Q>:  Okay.  Then the last question is you know I apologize I could probably look this up but in the Indian tax credit that expires at the end of this year?

Keith Alessi – Westmoreland Coal Company – President & CEO
End of this year yeah.

<Q>:  Okay.  Thank you very much.

Keith Alessi – Westmoreland Coal Company – President & CEO
Okay.

Operator
Thank you there are no further questions at this time.  I would like to turn the floor back over to management.

Keith Alessi – Westmoreland Coal Company – President & CEO
Okay.  We appreciate everybody attending today and we look forward to talking to you at the end of the first quarter.

Operator
Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.